Exhibit 99.1

Powering Ahead: Pioneer Power Secures $10 Million Multi-year e-Boost Award

Partners with Largest U.S. Charging-as-a-Service (“CaaS”) Company to Accelerate e-Boost Deployment

FORT LEE, N.J., June 24, 2025 /BusinessWire/ — Pioneer Power Solutions, Inc. (Nasdaq: PPSI) (“Pioneer” or the “Company”), a leader in the design, manufacture, service and integration of distributed energy resources, power generation equipment and mobile electric vehicle (“EV”) charging solutions, today announced an award from the largest U.S. Charging-as-a-Service company (“CaaS” company) valued at approximately $10 million.

Pioneer’s e-Boost Pure Power 175	Pioneer expects to deliver approximately $2 million of equipment to the CaaS company in 2025, with the remaining value of the award expected to be completed in 2026 and 2027. This new award builds on the two companies’ ongoing efforts to accelerate the adoption of clean, on-demand energy solutions in the EV space.

“This award not only validates the strength of the e-Boost technology, our supply chain management and manufacturing capabilities but also underscores our rapid execution, a key factor in driving growth and broadening deployments,” said Geo Murickan, President of Pioneer’s eMobility business. “Grid infrastructure delays continue to be the biggest bottlenecks for fleets and businesses ready to deploy EVs. We are addressing this challenge by delivering solutions that enable fast deployment, require no up-front costs and align more effectively with fleets’ operating business models.”

Pioneer’s e-Boost Pure Power 175 in action: delivering high-power, off-grid EV charging.	Pioneer’s e-Boost solutions enable fast, mobile EV charging in locations where grid access is delayed, limited, unreliable or unavailable. Through a strategic partnership, e-Boost helped to create a new category of mCaaS, ‘Off-Grid 180-500kW Power Hub.’ This independent DC Fast Charging solution is built to deliver large-scale EV charging and an all-in-one energy management system powered by a clean-energy microgrid, allowing multiple EVs to be charged simultaneously on a mCaaS.

The initial completion of this award is slated to commence in Q2 2025 and ramp up throughout 2026 and 2027. This award marks a significant expansion for the CaaS company, building on its existing presence in 30 US metro markets and extending into new US markets, as well as strategic opportunities in Canada and Mexico. With its track record of demonstrating expertise and scalable solutions, Pioneer is poised to ignite the CaaS company’s explosive growth in the demanding private fleet market while simultaneously capitalizing on the existing and surging backlog for e-Boost solutions in municipal, transit and school bus applications.

About Pioneer Power Solutions, Inc.

Pioneer Power Solutions, Inc. is a leader in the design, manufacture, integration, service of distributed energy resources, power generation equipment and mobile electric charging solutions for applications in the utility, industrial and commercial markets. To learn more about Pioneer, please visit its website at www.pioneerpowersolutions.com.

e-Boost is Pioneer’s portfolio of smart, mobile EV charging solutions that is revolutionizing the industry with its speed, flexibility, and sustainability. Since its launch in November 2021, e-Boost has established itself as the market leader, delivering mobile, off-grid charging solutions with unparalleled lead times and an extensive range of platforms. Trusted by electric bus and truck manufacturers, fleet management companies, municipalities, and EV infrastructure providers, e-Boost is setting the standard for innovative, all-inclusive EV charging solutions. To learn more about Pioneer’s e-Boost, please visit its website at www.pioneer-emobility.com

Forward-Looking Statements:

This press release contains “forward-looking statements” within the meaning of the federal securities laws. Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the Company’s ability to successfully operate its business after the divestiture of its E-Bloc business, (ii) the Company’s ability to successfully increase its revenue and profit in the future, (iii) general economic conditions and their effect on demand for electrical equipment, (iv) the effects of fluctuations in the Company’s operating results, (v) the fact that many of the Company’s competitors are better established and have significantly greater resources than the Company, (vi) the Company’s dependence on two customers for a large portion of its business, (vii) the potential loss or departure of key personnel, (viii) unanticipated increases in raw material prices or disruptions in supply, (ix) the Company’s ability to realize revenue reported in the Company’s backlog, (x) future labor disputes, (xi) changes in government regulations, (xii) the liquidity and trading volume of the Company’s common stock, (xiii) an outbreak of disease, epidemic or pandemic, such as the global coronavirus pandemic, or fear of such an event, (xiv) risks associated with litigation and claims, which could impact our financial results and condition, and (xv) the Company’s ability to maintain compliance with the continued listing requirements of the Nasdaq Capital Market.

More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”), including the Company’s Annual and Quarterly Reports on Form 10-K and Form 10-Q, respectively. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:

Brett Maas, Managing Partner

Hayden IR

(646) 536-7331

brett@haydenir.com